Exhibit 1.1

MARCH 26, 2015

UNDERWRITING AGREEMENT

AMONG

TATA MOTORS LIMITED

AND

CITIGROUP GLOBAL MARKETS INDIA PRIVATE LIMITED

AND

CREDIT SUISSE SECURITIES INDIA PRIVATE LIMITED

AND

DSP MERRILL LYNCH LIMITED

AND

HSBC SECURITIES AND CAPITAL MARKETS (INDIA) PRIVATE LIMITED

AND

ICICI SECURITIES LIMITED

AND

J.P. MORGAN INDIA PRIVATE LIMITED

AND

KOTAK MAHINDRA CAPITAL COMPANY LIMITED

AND

SBI CAPITAL MARKETS LIMITED

Schedule A	Fees and Expenses	Sch 1

Schedule B	Lock-Up Letter	Sch 3

Schedule C	Issuer Free Writing Prospectus	Sch 4

THIS UNDERWRITING AGREEMENT (THIS “AGREEMENT”) IS MADE AT MUMBAI THIS      DAY OF MARCH, 2015, AMONG:

(1)	TATA MOTORS LIMITED, a company incorporated under the Companies Act, 1913, and having its registered office at Bombay House, 24 Homi Mody Street, Mumbai 400 001 (the “Company”, which expression shall, unless repugnant to the context or meaning thereof, be deemed to mean and include its successors and permitted assigns);

(2)	CITIGROUP GLOBAL MARKETS INDIA PRIVATE LIMITED, a company incorporated under the Companies Act, 1956, and having its registered office at 1202, 12th Floor, First International Financial Center, G-Block, Bandra Kurla Complex, Bandra (East), Mumbai 400 051 (“Citi”, which expression shall, unless repugnant to the context or meaning thereof, be deemed to mean and include its successors and permitted assigns);

(3)	CREDIT SUISSE SECURITIES INDIA PRIVATE LIMITED, a company incorporated under the Companies Act, 1956, and having its registered office at Ceejay House, 9th Floor, Plot F, Shivsagar Estate, Dr. Annie Besant Road, Worli, Mumbai 400 018 (hereinafter referred to as “CS”, which expression shall, unless repugnant to the context or meaning thereof, be deemed to mean and include its successors and permitted assigns);

(4)	DSP MERRILL LYNCH LIMITED, a company incorporated under the Companies Act, 1956, and having its registered office at 8th Floor, Mafatlal Centre, Nariman Point, Mumbai 400 021 (hereinafter referred to as “DSPML”, which expression shall, unless repugnant to the context or meaning thereof, be deemed to mean and include its successors and permitted assigns);

(5)	HSBC SECURITIES AND CAPITAL MARKETS (INDIA) PRIVATE LIMITED, a company incorporated under the Companies Act, 1956, and having its registered office at 52/60, Mahatma Gandhi Road, Fort, Mumbai 400 001 (hereinafter referred to as “HSCI”, which expression shall, unless repugnant to the context or meaning thereof, be deemed to mean and include its successors and permitted assigns);

(6)	ICICI SECURITIES LIMITED, a company incorporated under the Companies Act, 1956, and having its registered office at ICICI Centre, H.T. Parekh Marg, Churchgate, Mumbai 400 020, India (hereinafter referred to as “ISec”, which expression shall, unless repugnant to the context or meaning thereof, be deemed to mean and include its successors and permitted assigns);

(7)	J.P. MORGAN INDIA PRIVATE LIMITED, a company incorporated under the Companies Act, 1956, and having its registered office at J.P. Morgan Tower, Kalina, Off C.S.T. Road, Santacruz (East), Mumbai 400 098 (hereinafter referred to as “JPM”, which expression shall, unless repugnant to the context or meaning thereof, be deemed to mean and include its successors and permitted assigns);

(8)	KOTAK MAHINDRA CAPITAL COMPANY LIMITED, a company incorporated under the Companies Act, 1956, and having its registered office at 27 BKC, Bandra Kurla Complex, Bandra (E), Mumbai 400 021 (hereinafter referred to as “KMCC”, which expression shall, unless repugnant to the context or meaning thereof, be deemed to mean and include its successors and permitted assigns); and

(9)	SBI CAPITAL MARKETS LIMITED, a company incorporated under the Companies Act, 1956, and having its registered office at 202, Maker Tower E, Cuffe Parade, Mumbai 400 005 (hereinafter referred to as “SBI Cap”, which expression shall, unless repugnant to the context or meaning thereof, be deemed to mean and include its successors and permitted assigns).

Citi, CS, DSPML, HSCI, ISec, JPM, KMCC and SBI Cap are hereinafter collectively referred to as the “Underwriters”, and individually as an “Underwriter”.

The Company and the Underwriters are hereinafter collectively referred to as the “Parties” and individually as a “Party”.

WHEREAS:

(A)	The Company proposes to issue and offer:

(i)	Up to 150,644,759 Ordinary Shares (“Offered Ordinary Shares”) to be issued and offered on a rights basis to the existing Ordinary Shareholders of the Company, including to Citibank N.A. (the “Depositary”), in its capacity as the depositary for the Ordinary Shares deposited with it on the Share Record Date (as defined below) in the ratio of 6 Ordinary Shares for every 109 Ordinary Shares held at the close of trading on April 7, 2015 (the “Share Record Date”); and

(ii)	Up to 26,530,290 ‘A’ Ordinary Shares (“Offered ‘A’ Ordinary Shares”, and together with the Offered Ordinary Shares, the “Offered Shares”) to be issued and offered on a rights basis to the existing ‘A’ Ordinary Shareholders of the Company in the ratio of 6 ‘A’ Ordinary Shares for every 109 ‘A’ Ordinary Share held at the close of trading on the Share Record Date, through a fast-track issuance in accordance with the requirements of the Companies Act, the SEBI (Issue of Capital and Disclosure Requirements) Regulations, 2009 (the “SEBI Regulations”) and applicable Indian laws through a rights issue (the “Rights Issue”).

(B)	The Offered Shares are being offered and sold in offshore transactions outside the United States in reliance on Regulation S (“Regulation S”) under the U.S. Securities Act of 1933, as amended. The Offered Shares are also being offered and sold within the United States pursuant to an automatic shelf registration statement, as defined in Rule 405 of the Securities Act (the “U.S. Share Rights Offering”).

(C)	The Company has requested the Depositary, and the Depositary has consented, to make available to the holders of American Depositary Shares, each representing five Ordinary Shares (the “ADSs”), the right to purchase up to 6,400,000 additional ADSs (the “Offered ADSs”), representing 32,000,000 Offered Ordinary Shares, in the ratio of 0.0550458 ADS rights for every one ADSs held on April 7, 2015 (the “ADS Offering” and collectively with the U.S. Share Rights Offering, the “U.S. Rights Issue”). The Offered ADSs will be issued by the Depositary, pursuant to the amended and restated deposit agreement, dated as of September 27, 2004, as amended by amendment no. 1, dated as of December 16, 2009, (as so amended, the “Deposit Agreement”) among the Company, the Depositary and the holders and beneficial holders from time to time of ADSs. The ADS Offering is expected to be conducted concurrently with the Rights Issue pursuant to an automatic shelf registration statement, as defined in Rule 405 of the Securities Act, filed with the United States Securities and Exchange Commission (the “Commission”).

(D)	In connection with the Rights Issue, the Company will prepare and file the Letter of Offer with the Securities and Exchange Board of India (“SEBI”), BSE Limited (“BSE”) and National Stock Exchange of India Limited (“NSE”, and together with BSE, the “Stock Exchanges”) in accordance with Regulation 10(2) of the SEBI Regulations.

(E)	The Company has obtained approval for the Rights Issue (including the ADS Offering) pursuant to resolutions of its Board of Directors on January 27, 2015 and March 25, 2015. The Company has also obtained the approval of its shareholders for the Rights Issue pursuant to an ordinary resolution passed on March 4, 2015.

(F)	The Company has requested the Underwriters, and the Underwriters have agreed, to act as underwriters to the Rights Issue and underwrite the Rights Issue in accordance with the terms of this Agreement.

NOW THEREFORE IT IS HEREBY AGREED BY AND AMONG THE PARTIES HERETO AS FOLLOWS:

1.	DEFINITIONS AND INTERPRETATION

1.1	In addition to the defined terms contained elsewhere in this Agreement, the following expressions, as used in this Agreement, shall have the respective meanings set forth below:

“‘A’ Ordinary Shares” shall mean the ‘A’ ordinary shares of face value Rs. 2 each of the Company, with differential rights as to voting and dividend.

“‘A’ Ordinary Shares Issue Price” shall mean a price per Offered Ordinary Shares of Rs.271.

“Abridged Letter of Offer” shall mean the abridged form of the Letter of Offer which satisfies the minimum requirements prescribed under the SEBI Regulations.

“ADSs” shall have the meaning ascribed thereto in Recital C of this Agreement.

“ADS Offering” shall have the meaning ascribed thereto in Recital C of this Agreement.

“ADS Registration Statement” shall mean the registration statement referred to in Section 8.1.8, including all exhibits thereto, each as amended at the time such part of the registration statement became effective.

“Affiliate” with respect to any person shall mean (a) any persons that directly or indirectly through one or more intermediaries, Control or are Controlled by or are under common Control with such persons; (b) any persons in which such person has a “significant influence” or which has “significant influence” over such person, where “significant influence” over a person is the power to participate in the financial, management and operating policy decisions of that person but is less than control over those policies and that shareholders beneficially holding a 10% interest in the voting power of that person are presumed to have a significant influence over that person; (c) any joint venture counter party of any person referred to in (a) or (b); or (d) which is a holding company or subsidiary of such specified Person; provided, however, that for the purposes of this Agreement the terms “holding company” and “subsidiary” shall have the meanings set forth in Section 2(46) and Section 2(87), respectively, of the Companies Act, 2013 and the “Promoter” and “Promoter Group” of the Company, as such terms are defined in the Letter of Offer, shall be deemed to be Affiliates of the Company.

“Agreement” shall have the meaning given to such term in the preamble to this Agreement.

“Allotment” shall mean the allotment of Offered Shares pursuant to the Rights Issue.

“Allotment Date” shall mean the date of allotment of the Offered Shares by the Company, in accordance with the Letter of Offer and the Rights Issue Documents, which date will not be later than nine Working Days, from the Rights Issue Closing Date, or an extended time as may be mutually agreed in writing between the Underwriters and the Company. However, for the sake of clarity, the Parties confirm that in no event shall the Allotment Date be extended in such a manner which may result in failure to achieve the listing of Offered Shares on the Stock Exchanges within 12 Working Days from the Rights Issue Closing Date.

“Applicable Time” shall mean such time on the date of finalization of the basis of allotment, as may be agreed by the Company and the Lead Managers.

“Applicant” shall mean any prospective purchaser who has made an application to subscribe to the Offered Shares in the Rights Issue, and includes the Depositary in respect of its application to subscribe to Offered Ordinary Shares pursuant to the exercise by holders of the ADSs of their rights to subscribe to ADSs under the ADS Offering, in accordance with (i) the Rights Issue Documents and (ii) the CAF.

“ASBA Application” shall mean an application (whether physical or electronic) used to make an application authorizing the SCSB to block the Application Money in a specified bank account maintained with the SCSB.

“Assured Subscription” shall mean the submission of a valid ASBA Application for subscription of 38,660,551 Offered Ordinary Shares and 109,866 Offered ‘A’ Ordinary Shares by the Promoter, representing its full rights entitlement of the Offered Shares.

“Bankers to the Issue” shall mean the banks which will maintain the Rights Issue Account.

“Base Prospectus” shall mean the base prospectus referred to in Section 8.1.2 contained in the Registration Statement at the Execution Time.

“BSE” shall mean the BSE Limited.

“Commission” shall mean the United States Securities and Exchange Commission.

“Companies Act” shall mean Companies Act, 1956 and the Companies Act, 2013.

“Companies Act, 1956” shall mean Companies Act, 1956 (without reference to the provisions thereof that have ceased to have effect upon notification of the sections of the Companies Act, 2013) along with the rules made thereunder.

“Companies Act, 2013” shall mean Companies Act, 2013, to the extent in force pursuant to the notification of sections of the Companies Act, 2013, along with relevant rules made thereunder.

“Company” shall have the meaning given to such term in the preamble of this Agreement.

“Composite Application Form” or “CAF” shall mean the form circulated by the Company to its shareholders along with the Letter of Offer, in terms of which the Applicant shall make an offer to subscribe to Issue Shares and which will be considered as the application for allotment in terms of the Letter of Offer and the Rights Issue Documents.

“Controlling”, “Controlled by” or “Control” shall have the same meaning ascribed to the term ‘control’ under the Securities and Exchange Board of India (Substantial Acquisition of Shares and Takeovers) Regulations, 2011, as amended.

“Defaulting Underwriter” shall have the meaning given to such term in Section 4.4.

“Depositary” shall have the meaning ascribed thereto in Recital A of this Agreement.

“Designated Stock Exchange” shall mean BSE.

“Devolvement Intimation” shall have the meaning given to such term in Section 4.3.3(a) hereof.

“Devolved Shares” shall mean the Offered Shares (excluding the Assured Subscription) for which no valid subscriptions are received during the Rights Issue Period, after considering any withdrawals and technical rejections.

“Disclosure Package” shall mean (i) Registration Statement, (ii) any Issuer Free Writing Prospectuses, if any, identified in Part B of Schedule C hereto; and (iii) any other Free Writing Prospectuses that the parties hereto shall hereafter expressly agree in writing to treat as part of the Disclosure Package.

“Directors” shall mean the members of the board of directors of the Company.

“Effective Date” shall mean each date and time that the Registration Statement and the ADS Registration Statement, any post-effective amendment or amendments thereto became or becomes effective.

“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended.

“Execution Time” shall mean the date and time that this Agreement is executed and delivered by the parties hereto.

“Expected Devolved Shares” shall mean the total Offered Shares less the Offered Shares for which subscription is confirmed in terms of the final certificates issued by the Bankers to the Issue and the SCSBs.

“Final Devolvement Notice” shall have the meaning given to such term in Section 4.3.3(c).

“Final Prospectus” shall mean the prospectus supplement relating to the Offered ADSs that was first filed pursuant to Rule 424(b) after the Execution Time, together with the Base Prospectus.

“Free Writing Prospectus” shall mean a free writing prospectus, as defined in Rule 405.

“Governmental Entity” shall mean any governmental, statutory, departmental or public body or authority, including SEBI, and courts of competent jurisdiction whether in or outside of India.

“Indemnified Party” shall have the meaning given to such term in Section 11.3 hereof.

“Indemnifying Party” shall have the meaning given to such term in Section 11.3 hereof.

“Indian GAAP” shall have the meaning given to such term in Section 8.1.34 hereof.

“Issue Agreement” shall mean the issue agreement to be entered into among the Company and the Lead Managers in terms of Regulation 5(5) of the SEBI Regulations.

“Issuer Free Writing Prospectus” shall mean an issuer free writing prospectus, as defined in Rule 433.

“Law” shall mean any statute, notification, bye laws, rules, regulations, guidelines, rule of common law, policy, code, directives, ordinance, orders or instructions having the force of law enacted or issued by any Governmental Entity.

“Lead Manager” or “ Lead Managers” shall mean the lead managers to be appointed by the Company in terms of the Issue Agreement in relation to the Rights Issue.

“Letter of Offer” shall mean the letter of offer of the Company to be issued in accordance with the SEBI Regulations and the Companies Act that will be filed with the Stock Exchanges and SEBI containing, inter alia, the Rights Issue Price, the size of the Rights Issue and certain other information, together with all amendments, corrections, supplements or notices to investors, for use in connection with the Rights Issue.

“Lock-up Letter” has the meaning ascribed thereto in Section 6.1.6.

“LOO Filing Date” shall mean the date on which the Letter of Offer is filed with the Stock Exchanges.

“Material Adverse Effect” shall mean a material adverse effect, individually or in the aggregate, (a) on the financial condition, or in the assets, liabilities, earnings or business of the Company and its Subsidiaries taken together (including, without limitation, any material loss or interference with its business from fire, explosions, flood or other calamity, whether or not covered by insurance, or from court or governmental action, order or decree); or (b) on the ability of the Company to execute or deliver the Issue Agreement or to perform its obligations under, or to consummate the transactions contemplated by, this Agreement, including the issuance, Allotment and delivery of the Offered Shares to the successful Applicants, in each case that would, in the sole judgment of the Underwriters be so material and adverse so as to make it impractical or inadvisable to proceed with the offering or delivery of the Offered Shares or the Offered ADSs as contemplated by the Disclosure Package.

“Material Subsidiaries” means any Subsidiary of the Company (i) whose total revenues, as shown by the latest audited financial statements (consolidated in the case of a company which itself has Subsidiaries) of such Subsidiary, are at least 5 per cent. of the total revenue of the Company as shown in the latest audited consolidated financial statements of the Company or (ii) whose net assets (being total assets less total liabilities) as shown in the latest audited financial statements (consolidated in the case of a company which itself has Company) of such Company are at least 5 per cent. of the consolidated net assets of the Company as shown in the latest audited consolidated financial statements of the Company.

“Non-Resident Applicants” shall mean Applicants who are not resident in India.

“NSE” shall mean National Stock Exchange of India Limited.

“NYSE” shall mean the New York Stock Exchange.

“Offered ‘A’ Ordinary Shares” shall have the meaning ascribed thereto in Recital A of this Agreement.

“Offered Ordinary Shares” shall have the meaning ascribed thereto in Recital A of this Agreement.

“Offered Shares” shall have the meaning ascribed thereto in Recital A of this Agreement.

“Ordinary Shares” shall mean equity shares of the Company of face value Rs. 10 each.

“Ordinary Shares Issue Price” shall mean a price per Offered Ordinary Shares of Rs.450. It is clarified that irrespective of the price at which ADSs are offered by the Depositary, the Depositary shall subscribe to the Ordinary Shares underlying the ADSs at the Ordinary Shares Issue Price.

“Party” or “Parties” shall have the meaning given to such terms in the preamble to this Agreement.

“Payment Date” shall mean the date the Underwriter is required to make any payment to the Company in fulfilment of its obligations in accordance with Section 2.

“Promoter” shall mean Tata Sons Limited.

“Provisional Collection Certificate” shall mean the certificate issued within two Working Days from the Rights Issue Closing Date by the Bankers to the Issue, in accordance with applicable Law.

“Registration Statement” shall mean the registration statement referred to in Section 8.1.2, including exhibits and financial statements and any prospectus supplement relating to the Offered ADSs that is filed with the Commission pursuant to Rule 424(b) and deemed part of such registration statement pursuant to Rule 430B, as amended at the Execution Time (which, for the avoidance of doubt, includes the Base Prospectus and the Final Prospectus) and, in the event any post-effective amendment thereto becomes effective prior to the Payment Date, shall also mean such registration statement as so amended.

“Regulation S” shall mean Regulation S under the Securities Act.

“Rights Issue” shall have the meaning ascribed thereto in Recital A of this Agreement.

“Rights Issue Account” shall mean the Company’s bank account to which the successful Applicants’ monies are transferred on or prior to the Allotment Date.

“Rights Issue Closing Date” shall mean the date after which the Company will not accept any Applications for the Rights Issue.

“Rights Issue Documents” shall mean the Letter of Offer, the Abridged Letter of Offer, the CAF and the Disclosure Package, together with all amendments, corrections, supplements or notices to investors, for use in connection with the Rights Issue.

“Rights Issue Opening Date” shall mean the date on which the Company shall start accepting Applications for the Rights Issue.

“Rights Issue Period” shall mean the period between the Rights Issue Opening Date and the Rights Issue Closing Date (inclusive of both dates) and during which prospective Applicants can submit their CAF during working hours.

“Rights Issue Price” shall mean the Ordinary Share Issue Price or the ‘A’ Ordinary Share Issue Price, as the case may be.

“Rs.” shall mean Indian Rupees.

“Rule 158”, “Rule 163”, “Rule 164”, “Rule 172”, “Rule 405”, “Rule 415”, “Rule 424”, “Rule 430B” and “Rule 433” refer to such rules under the Securities Act

“SEBI” shall have the meaning ascribed thereto in Recital C of this Agreement.

“SCSB” shall mean a self certified syndicate bank registered with SEBI, which acts as a banker to the Rights Issue and which offers the facility of ASBA.

“SEBI Regulations” shall have the meaning ascribed thereto in Recital A of this Agreement.

“Securities Act” shall mean the United States Securities Act of 1933, as amended.

“Share Record Date” shall have the meaning ascribed thereto in Recital A of this Agreement.

“Stock Exchanges” shall have the meaning ascribed thereto in Recital D of this Agreement.

“Top-Up Shares” shall mean the Devolved Shares less the Expected Devolved Shares.

“Transaction Documents” shall mean this Agreement and the Issue Agreement.

“U.S.” shall mean the United States of America.

“Underlying Shares” shall mean the Ordinary Shares that will be represented by the ADSs.

“Underwriter’s Commitment” shall mean, in respect of each Underwriter, the applicable proportionate amount set forth in Schedule A hereto, of the aggregate underwriters’ commitment of Rs. 4,500 crores.

“Working Days” shall mean any day, other than Saturdays and Sundays, on which commercial banks in Delhi or Mumbai are open for business, provided however, for the purpose of the time period between the Rights Issue Closing Date and listing of the Offered Shares on the Stock Exchanges, “Working Days” shall mean all days excluding Sundays and bank holidays in Delhi or Mumbai in accordance with the SEBI circular no. CIR/CFD/DIL/3/2010 dated April 22, 2010.

“Well-Known Seasoned Issuer” shall mean a well-known season issuer, as defined in Rule 405.

1.2	In this Agreement, unless the context otherwise requires:

1.2.1	words denoting the singular shall include the plural and vice versa;

1.2.2	words denoting a person shall include an individual, corporation, company, partnership, trust or other entity;

1.2.3	headings and bold typeface are only for convenience and shall be ignored for the purposes of interpretation;

1.2.4	references to the word “include” or “including” shall be construed without limitation;

1.2.5	references to one gender shall include all genders;

1.2.6	references to this Agreement or to any other agreement, deed or other instrument shall be construed as a reference to such agreement, deed, or other instrument as the same may from time to time be amended, varied, supplemented or noted;

1.2.7	reference to any party to this Agreement or any other agreement or deed or other instrument shall, in the case of an individual, include his or her legal heirs, executors or administrators and, in any other case, include its successors or permitted assigns;

1.2.8	a reference to an article, section, paragraph or schedule is, unless indicated to the contrary, a reference to an article, section, paragraph or schedule of this Agreement;

1.2.9	unless otherwise defined, the reference to the word “days” shall mean calendar days;

1.2.10	references to dates and times shall be construed to be references to Indian dates and times;

1.2.11	references to a statute or statutory provision shall be construed as a reference to such provisions as from time to time amended, consolidated, modified, extended, re-enacted or replaced;

1.2.12	reference to a document includes an amendment or supplement to, or replacement or novation of, that document;

1.2.13	references to amounts being determined in proportion to other amounts shall be subject to rounding upwards or downwards, as determined by the Underwriters finally and conclusively, to avoid fractional shares or Indian Rupees;

1.2.14	capitalized terms used in this Agreement and not specifically defined herein shall have the meanings given to such terms in the Letter of Offer and the Issue Documents;

1.2.15	in case of any inconsistencies between the Transaction Documents, this Agreement shall prevail except where otherwise expressly mentioned in this Agreement;

1.2.16	any reference herein to the Registration Statement shall be deemed to refer to and include the documents incorporated by reference therein pursuant to Item 6 of Form F-3, which were filed under the Exchange Act on or before the Effective Date of the Registration Statement or the issue date of the Registration Statement; and

1.2.17	any reference herein to the terms “amend,” “amendment” or “supplement” with respect to the Registration Statement shall be deemed to refer to and include the filing of any document under the Exchange Act after the Effective Date of the Registration Statement or the issue date of the Registration Statement, deemed to be incorporated therein by reference prior to the Allotment Date.

1.3	The Parties acknowledge and agree that the Schedules attached hereto form an integral part of this Agreement.

2.	UNDERWRITING

2.1	On the basis of the representations and warranties contained in this Agreement and subject to its terms and conditions, each of the Underwriters hereby, severally and not jointly (nor severally and jointly), agrees to subscribe to, or procure subscription for, the Devolved Shares in the Rights Issue to be issued and offered pursuant hereto in the manner and on the terms and conditions contained in Section 4 hereof.

3.	RIGHTS ISSUE DOCUMENTS

3.1	The Company confirms that it has prepared and authorised the following documents for use in connection with the Rights Issue:

3.1.1	Letter of Offer;

3.1.2	Abridged Letter of Offer;

3.1.3	The Composite Application Form; and

3.1.4	Registration Statement.

together with all amendments, corrections, supplements or notices to investors, for use in connection with the Rights Issue.

4.	UNDERWRITING PROCEDURE

4.1	On the basis of the representations and warranties contained in this Agreement and subject to satisfaction of the terms and conditions of this Agreement including the conditions precedent set out in Section 6, each Underwriter shall, severally and not jointly, subscribe themselves or procure subscribers for their Underwriter’s Commitment of the Devolved Shares as per the terms and conditions of this Agreement.

4.2	The Underwriters shall, or shall procure that their respective Affiliates, subscribe to the Devolved Shares, in accordance with applicable Law, to discharge each of their underwriting obligations.

4.3	The obligations of each Underwriter, in relation to the Devolved Shares (if any), shall be discharged in the manner set forth below:

4.3.1	Each Underwriter acknowledges that prior to issuing a Devolvement Intimation, the Board of Directors of the Company may at their sole discretion, in accordance with the requirements of applicable law, offer the unsubscribed Offered Shares to such persons as they deem fit.

4.3.2	For the purposes of this Section 4, the Company shall, acting on the advice of the Underwriters, extend the Rights Issue Period by extending the Rights Issue Closing Date, by such number of days as may be agreed to between the Company and the Underwriters in writing announcing a new Rights Issue Closing Date, provided that the Rights Issue Period shall not in any event exceed 30 calendar days.

4.3.3	(a)	The Company shall, on or prior to the sixth Working Day, of the Rights Issue Closing Date, provide written notice (the “Devolvement Intimation”) to the Underwriters of the quantity of Expected Devolved Shares. The Company shall make available to the Underwriters, the manner of computation of the Expected Devolved Shares, and also furnish a certificate in support of such computation from an independent Chartered Accountant.

(b)	Each Underwriter shall, after receipt of the Devolvement Intimation, and not later than two Working Days from the receipt of the Devolvement Intimation, procure subscriptions or make applications to subscribe to the its Underwriter’s Commitment of Expected Devolved Shares, as required under this Agreement and pay or cause the payment into the Rights Issue escrow account, the pay-in at the Rights Issue Price with respect to its Underwriter’s Commitment of the Expected Devolved Shares.

(c)	The Company shall, within eight Working Days from the Rights Issue Closing Date, provide a written notice (“Final Devolvement Notice”) to the Underwriters in relation to the Devolved Shares. The Final Devolvement Notice shall state the following details: (i) Expected Devolved Shares as provided under the Devolvement Intimation; (ii) cases of technical rejections/withdrawals; and (iii) Top-Up Shares. The Company shall make available to the Underwriters, the manner of computation of the Devolved Shares, and also furnish a certificate in support of such computation from an independent Chartered Accountant.

(d)	Each Underwriters shall, after receipt of the Final Devolvement Notice, and not later than one Working Day from the receipt of the Final Devolvement Notice, procure subscriptions or make applications to subscribe to its Underwriter’s Commitment of the Top-Up Shares, as required under this Agreement and pay or cause the payment into the Rights Issue escrow account, the pay-in at the Rights Issue Price with respect to its Underwriter’s Commitment of the Top-Up Shares.

4.4	In the event that any Underwriter discharges any underwriting obligations of any other Underwriter (for the purposes of this section, the “Defaulting Underwriter”), such Underwriter shall have full recourse to such Defaulting Underwriter without any participation or involvement required by, or liability of, the Company.

4.5	In the event that an Underwriter subscribes to, or procures subscription for Devolved Shares to the extent of any shortfall in the Underwriter’s Commitment of any Defaulting Underwriter under this Agreement, then such Underwriter shall have a put option against such Defaulting Underwriter in respect of such Offered Shares constituting the shortfall in such Defaulting Underwriter’s Underwriter’s Commitment. Upon exercise by an Underwriter of the put option by a notice in writing at any time after subscription of the Offered Shares, such Defaulting Underwriter shall be obliged to purchase or procure the purchase of such Offered Shares to the extent of the shortfall in its underwriting obligation from the respective Underwriter at the Rights Issue Price on the Working Day immediately following receipt of the notice.

4.6	In the event of a failure of any Defaulting Underwriter to fulfill its obligations under the put option under Section 4.5, the respective Underwriter, in addition to and without prejudice to the remedies available to it under applicable Law, shall be entitled to sell or dispose of the Offered Shares (representing the shortfall in the Underwriter’s Commitment of such Defaulting Underwriter) to any person or generally in the market or otherwise at a price realizable by it, and in the event that the proceeds from the sale of such Offered Shares is less than cost of the Offered Shares purchased by it or if the Underwriter has not sold some or all of such Offered Shares, such Defaulting Underwriter shall fully indemnify and hold it harmless from and against any such loss on account of the sale or retention of some or all of such Offered Shares, including any costs or expenses incurred by it on the acquisition of such Offered Shares and the sale of such Offered Shares.

4.7	It is hereby clarified that no Underwriter is and in no event would any Underwriter be liable to take up the share of the Underwriters’ Commitment of any other Underwriter and the obligations of the Underwriters under this Agreement are, in all events, several and not joint.

4.8	In the event of failure of any of the Underwriters to procure subscribers for, or subscribe themselves to their respective portions of the Devolved Shares, as required under this Section 4, the Company may make arrangements for one or more persons to purchase such Devolved Shares without prejudice to the right of the Company to take such measures and proceedings as may be available to them against the Defaulting Underwriter including the right to claim damages for any loss suffered by the Company by reason of failure on part of the Underwriter to subscribe to the Devolved Shares as aforesaid.

4.9	Notwithstanding anything contained in this Agreement, the maximum aggregate liability of each Underwriter pursuant to this Section 4 (including Section 4.8 herein above) shall be limited to its Underwriter’s Commitment.

4.10	Nothing in this Section 4 shall authorize the Underwriters to enter into any sub-underwriting, procurement, placement, purchase, subscription (or similar) arrangement with any person in respect of their Underwriter’s Commitment.

5.	FEES AND EXPENSES

5.1	The Company shall pay each Underwriter the fees and expenses as per 0 hereto, irrespective of whether the Offered Shares are subscribed or are required to be subscribed to by the Underwriter as part of the Devolved Shares. Such fees, and expenses shall be paid in the manner set forth in 0 hereto to each Underwriter in proportion to their Underwriter’s Commitment. In case of any inconsistency in relation to such fees and expenses between the terms of any of the Transaction Documents, the terms of this Agreement shall prevail.

6.	CONDITIONS TO THE UNDERWRITER’S OBLIGATIONS

6.1	The obligations of each Underwriter under this Agreement to subscribe to (or procure subscribers for) its Underwriter’s Commitment are subject to the fulfilment of the following conditions within the time prescribed for such fulfilment of each such condition in this Section 6.1:

6.1.1	The Promoter submits a valid ASBA Application to a SCSB in respect of the Offered Shares representing the Assured Subscription within, or after one day of the expiry of, the Issue Period and, in any event, prior to the issue of the Final Devolvement Notice.

6.1.2	Subsequent to the execution and delivery of this Agreement or, if earlier, the dates as of which information is given in the Registration Statement (exclusive of any amendment thereof) and the Final Prospectus (exclusive of any amendment or supplement thereto); and prior to the Rights Issue Opening Date:

(a)	in the sole opinion of such Underwriter, the absence of a Material Adverse Effect;

(b)	all corporate and regulatory approvals required to be obtained by the Company for the Rights Issue, having been obtained by the Company and having remained in full force and effect; and

(c)	the Letter of Offer and any supplement thereto, having been filed by the Company with SEBI and the Stock Exchanges as required by Regulation 10(2) of the SEBI Regulations.

6.1.3	The Company shall have complied with all of the covenants set out in Section 9 of this Agreement on its part to be performed or satisfied on or before the Allotment Date, provided that satisfaction of this condition shall not require compliance with Section 9.2.

6.1.4	The Underwriter shall have received on: (i) the date of this Agreement, (ii) the Rights Issue Opening Date, (iii) the commencement of the ADS Offering, (iv) the date of the Devolvement Intimation, (v) the Allotment Date, and (vi) the date for issuance and delivery of the Offered ADSs, certificates, as of each date, and signed by an authorized officer of the Company, certifying that:

(a)	since the date of this Agreement or since the date as of which any information is provided in each of the Letter of Offer and the Rights Issue Documents until the Rights Issue Closing Date, there has not occurred any Material Adverse Effect;

(b)	the representations and warranties of the Company in this Agreement are true and correct on and as of such date; and

(c)	that the Company has complied with this Agreement, to the extent applicable, and performed or satisfied the conditions and obligations on its part to be performed or satisfied under this Agreement.

6.1.5	The Underwriters shall have received:

(a)	opinions and 10b-5 letter, on and dated the Allotment Date, of Amarchand & Mangaldas & Suresh A. Shroff & Co., or any successor firm thereof, Indian counsel to the Company, as to Indian law in form and substance satisfactory to the Underwriters;

(b)	opinions and 10b-5 letter, on and dated the Allotment Date, of AZB & Partners, Indian counsel to the Underwriter, as to Indian law in form and substance satisfactory to the Underwriters;

(c)	opinions, on and dated the commencement date of the ADS Offering, the Allotment Date and the date for issuance and delivery of the Offered ADSs, respectively, of Patterson Belknap Webb & Tyler LLP, counsel for the Depositary, as to United States law in form and substance satisfactory to the Underwriters;

(d)	opinions and 10b-5 letters, on and dated the Allotment Date, respectively, of Sullivan & Cromwell, international counsel to the Company, as to United States law in form and substance satisfactory to the Underwriters; and

(e)	10b-5 letters, on and dated the Allotment Date of Shearman & Sterling, international counsel to the Underwriters, in form and substance satisfactory to the Underwriters.

6.1.6	In the event the number of Devolved Shares exceeds 40 per cent. of the Offered Shares, the Underwriters shall have received a lock–up letter substantially in the form of Schedule B from the Promoter dated as of the date of listing of the Offered Shares, and signed by an authorized officer of the Promoter prior to or along with the Devolvement Intimation (“Lock–up Letter”).

6.1.7	The Underwriters shall have received on each of (i) Filing Date, (ii) the Allotment Date, (iii) the commencement date of the ADS Offering, and (iv) the date for issuance and delivery of the Offered ADSs, a letter, dated the respective dates thereof, in form and substance satisfactory to the Underwriters from Deloitte Haskins & Sells, independent statutory auditors with respect to the Company; containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information contained in or incorporated by reference into the Rights Issue Documents, and each such letter shall use a “cut–off” date not earlier than a date three days prior to the date of such letter.

6.1.8	The Final Prospectus, and any supplement thereto, have been filed in the manner and within the time period required by Rule 424(b); any material required to be filed by the Company pursuant to Rule 433(d) under the Act, shall have been filed with the Commission within the applicable time periods prescribed for such filings by Rule 433 and no stop order suspending the effectiveness of the Registration Statement or the ADS Registration Statement or any notice objecting to their use shall have been issued and no proceedings for that purpose shall have been instituted or threatened.

7.	SETTLEMENT/CLOSING

7.1	Within 2 (two) Working Days from the Rights Issue Closing Date, the Banker to the Issue shall issue a Provisional Collection Certificate to the Company and the SCSBs shall issue a final certificate to the Company with regards to the ASBA Applications.

7.2	On the third calendar day after the Rights Issue Closing Date, the post-issue Lead Manager shall file the three days report with SEBI in accordance with applicable Law

7.3	The Bankers to the Issue, shall issue a final certificate within four Working Days from the Rights Issue Closing Date.

7.4	The Company shall determine the Expected Devolved Equity Shares and the Devolved Equity Shares, if any.

7.5	The Company shall file the basis of allotment for the Issue with the Designated Stock Exchange (i) in the event all the Offered Shares have been subscribed in the Rights Issue, within eight Working Days from the Rights Issue Closing Date; or (ii) in the event the underwriting obligation devolves on the Underwriters in accordance with Section 5 of this Agreement, within one Working Day from the fulfilment by each of the Underwriters of its respective obligations pursuant to issuance of the Final Devolvement Intimation.

7.6	The Company, immediately upon finalizing the basis of allotment with the Designated Stock Exchange as described in Section 7.4 above, acting through its board or a committee thereof, shall meet to allot the Offered Shares.

8.	REPRESENTATIONS AND WARRANTIES

8.1	The Company represents and warrants to, and agrees with, the Underwriters, as of (i) the date of this Agreement, (ii) the Rights Issue Opening Date, (iii) the commencement of the ADS Offering, (iv) the date of the Devolvement Intimation, (v) the Allotment Date, and (vi) the date for issuance and delivery of the Offered ADSs, that:

8.1.1	The Rights Issue Documents did not as of their date include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that this paragraph shall not apply to any statement or omission in the Rights Issue Documents relating to the Underwriters made in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of the Underwriters expressly for use therein. For the avoidance of doubt, the only such information provided by each Underwriter consists solely of its legal name, SEBI registration number and contact details.

8.1.2	The Company meets the requirements for use of Form F-3 under the Act and will prepare and file with the Commission an automatic shelf registration statement, as defined in Rule 405 on Form F-3, including a related Base Prospectus, for registration under the Act of the offering and sale of a portion of the Offered Shares (including Offered Shares underlying Offered ADSs). Such Registration Statement, including any amendments thereto filed prior to the Execution Time, will become effective upon filing. The Company will file with the Commission a final prospectus supplement relating to the Offered ADSs in accordance with Rule 424(b). As filed, such final prospectus supplement shall contain all information required by the Act and the rules thereunder. The Registration Statement, at the time it is filed, meets the requirements set forth in Rule 415(a)(1)(x). The initial Effective Date of the Registration Statement was not earlier than the date three years before the Execution Time.

8.1.3	On each Effective Date, the Registration Statement did, and when the Final Prospectus is first filed in accordance with Rule 424(b) and on the Allotment Date (as defined herein), the Final Prospectus (and any supplement thereto) will, comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the respective rules thereunder; on each Effective Date and at the Execution Time, the Registration Statement did not and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading; and on the date of any filing pursuant to Rule 424(b), the Final Prospectus (together with any supplement thereto) will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the Company makes no representations or warranties as to the information contained in or omitted from the Registration Statement in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of any Underwriter specifically for inclusion in the Registration Statement or the Final Prospectus (or any supplement thereto), it being understood and agreed that the only such information furnished by or on behalf of any Underwriter consists of the information described as such in Section 8.1.1 hereof.

8.1.4	(i) The Disclosure Package, and (ii) each electronic road show, when taken together as a whole with the Disclosure Package does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from the Disclosure Package based upon and in conformity with written information furnished to the Company by any Underwriter specifically for use therein, it being understood and agreed that the only such information furnished by or on behalf of any Underwriter consists of the information described as such in Section 8.1.1 hereof.

8.1.5	(i) At the time of filing the Registration Statement, (ii) at the time of the most recent amendment thereto for the purposes of complying with Section 10(a)(3) of the Act (whether such amendment was by post-effective amendment, incorporated report filed pursuant to Sections 13 or 15(d) of the Exchange Act or form of prospectus), (iii) at the time the Company or any person acting on its behalf (within the meaning, for this clause only, of Rule 163(c)) made any offer relating to the Offered ADSs in reliance on the exemption in Rule 163, and (iv) at the Execution Time (with such date being used as the determination date for purposes of this clause (iv)), the Company was or is (as the case may be) a “well-known seasoned issuer” as defined in Rule 405. The Company agrees to reimburse the Lead Manager for any fees required by the Commission relating to the Offered ADSs, provided that the Lead Manager has paid such fees within the time required by Rule 456(b)(1) without regard to the proviso therein and otherwise in accordance with Rules 456(b) and 457(r).

8.1.6	(i) At the earliest time after the filing of the Registration Statement that the Company or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2)) of the Offered ADSs and (ii) as of the Execution Time (with such date being used as the determination date for purposes of this clause (ii)), the Company was not and is not an Ineligible Issuer (as defined in Rule 405), without taking account of any determination by the Commission pursuant to Rule 405 that it is not necessary that the Company be considered an Ineligible Issuer.

8.1.7	Each Issuer Free Writing Prospectus does not include any information that conflicts with the information contained in the Registration Statement, including any document incorporated therein by reference and any prospectus supplement deemed to be a part thereof that has not been superseded or modified. The foregoing sentence does not apply to statements in or omissions from any Issuer Free Writing Prospectus based upon and in conformity with written information furnished to the Company by any Underwriter specifically for use therein, it being understood and agreed that the only such information furnished by or on behalf of any Underwriter consists of the information described as such in Section 8 hereof.

8.1.8	A registration statement (file number 33-119066) on Form F-6 for the registration under the Act of the offering and sale of the ADSs has been filed. One or more amendments thereto may have been filed, each of which has previously been furnished to the Underwriters or is otherwise available on the Commission’s Electronic Data Gathering, Analysis and Retrieval system. Such ADS Registration Statement at the time of its effectiveness did comply and on the Closing Date, will comply, in all material respects with the applicable requirements of the Act and the rules thereunder and at the time of its Effective Date and at the Execution Time, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

8.1.9	Upon issuance by the Depositary of ADSs against deposit of Underlying Shares in accordance with the provisions of the Deposit Agreement, such ADSs will be duly and validly issued and persons in whose names the ADSs are registered will be entitled to the rights specified in the ADSs and in the Deposit Agreement.

8.1.10	Other than any tax that may be incurred on the Underwriters’ actual net income, profits or gains in connection with the Rights Issue, no stamp or other issuance or transfer taxes or duties and no capital gains, income, withholding or other taxes are payable by or on behalf of the Underwriters in connection with (A) the delivery of the Offered Shares in the manner contemplated by this Agreement, or (B) the deposit with the Depositary of the Underlying Shares against issuance of the ADSs evidencing the ADSs, as contemplated herein.

8.1.11	Except as described in the Disclosure Package, all dividends and other distributions declared and payable on the Ordinary Shares may under current Indian law and regulations be paid to the Depositary and to the holders of Securities, as the case may be, in Indian Rupees and may be converted into foreign currency that may be transferred out of India in accordance with the Deposit Agreement.

8.1.12	The Company was not a Passive Foreign Investment Company (“PFIC”) within the meaning of Section 1297 of the United States Internal Revenue Code of 1986, as amended, for the taxable year ended March 31, 2014 and does not expect to become a PFIC for the taxable years ending March 31, 2015 and March 31, 2016.

8.1.13	The Rights Issue Documents (other than the Disclosure Package and the ADR Registration Statement) comply, or will comply, as the case may be, with SEBI Regulations and in all material respects with all applicable Indian laws and the rules and regulations of the Stock Exchanges, in each case to the extent applicable to the Rights Issue and any transaction contemplated by this Agreement.

8.1.14	The Company is eligible to undertake the Rights Issue in accordance with the SEBI Regulations and that all the requirements related to the equity listing agreements with the Stock Exchange have been duly complied with for a period of three years preceding the date of the Letter of Offer.

8.1.15	The Company has redressed at least 95 per cent. of the complaints received from investors until the end of the quarter immediately preceding the month of the date of the Letter of Offer.

8.1.16	The Company, its Directors and companies with which its directors are associated as directors, promoters, or person(s) in control, have not been prohibited from accessing the capital market by SEBI.

8.1.17	The Company has been duly incorporated and is validly existing as a public limited company under the laws of the Republic of India and no steps have been taken for its winding up, liquidation or receivership under the laws of the Republic of India and has all requisite corporate power and authority to own, operate and lease its properties and to conduct its business as described in the Rights Issue Documents and to enter into and perform its obligations under each of the Transaction Documents. The Company is duly qualified or licensed to transact business in each jurisdiction in which it operates, except to the extent that a failure to be so would not have a Material Adverse Effect.

8.1.18	Each Subsidiary has been duly incorporated and is validly existing under the laws of its jurisdiction of incorporation, amalgamation, formation of continuance, as the case may be, is duly qualified or licensed to transact business in each jurisdiction in which such qualification or license is required and it has all the requisite corporate power and authority to own, operate and lease its properties and to conduct its businesses as described in the Rights Issue Documents except to the extent that a failure to be so would not have a Material Adverse Effect. In respect of each Material Subsidiary, no steps have been taken for their winding up, liquidation or receivership.

8.1.19	Each of the Transaction Documents has been duly authorized, executed and delivered by, and constitutes valid and legally binding obligations of, the Company, and is enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and by possible judicial application of foreign laws or foreign governmental action affecting creditors’ rights.

8.1.20	All of the issued and outstanding shares of the Company have been duly authorised and validly issued and fully paid (except will be as disclosed in the Rights Issue Documents). Except as will be described in the Rights Issue Documents, there are no outstanding rights (including, without limitation, pre–emptive rights), warrants or options to acquire, or instruments convertible into or exchangeable for, any shares of capital stock or other equity interests in the Company, or any contract, commitment, agreement, understanding or arrangement of any kind relating to the issuance of any capital stock of the Company, any such convertible or exchangeable securities or any such rights, warrants or options.

8.1.21	The Offered Shares have been duly authorised for issuance and when delivered, in accordance with the terms of this Agreement and the Rights Issue Documents, to the account of purchasers maintained with the depositary participant will pass good and clear title to such Offered Shares free of all restrictions on transfer, liens, encumbrances, security interests and claims whatsoever, and will be, except as will be disclosed in the Rights Issue Documents, validly issued and fully paid and the Rights Issue will be in compliance with applicable Laws, rules and guidelines. The issuance, transfer and/or sale of the Offered Shares will not be subject to any option, warrant, put, call, pre–emptive right, right of first refusal or other right to acquire or purchase any such Offered Shares other than pursuant to this Agreement; and the Offered Shares are not, and at the Allotment Date, will not be, except as will be disclosed in the Rights Issue Documents and this Agreement, subject to any restrictions on transfer, including, without limitation, any lock–up, standstill or other similar agreements or arrangements.

8.1.22	Except as described in the Rights Issue Documents, there are no limitations under applicable Indian Laws on the rights of holders of Offered Shares to hold or vote or transfer their Offered Shares.

8.1.23	Except as described in the Rights Issue Documents, no approvals of any governmental or regulatory authorities are required in India (including any foreign exchange or foreign currency approvals) in order for the Company to pay dividends declared by the Company to the holders of Offered Shares.

8.1.24	The execution and delivery by the Company of, and the performance by the Company of its obligations under this Agreement does not, and will not, result in a breach or violation or constitute a default under (i) any provision of applicable Law or the articles of association of the Company; (ii) agreement, obligation, condition, covenant or other instrument binding upon the Company or its Subsidiaries; or (iii) any judgment, order or decree of any governmental or regulatory body, agency or court having jurisdiction over the Company or its Subsidiaries, in each case which would reasonably be expected to result in a Material Adverse Effect. Except for filing of the Registration Statement with the Commission, and the Letter of Offer with SEBI, no consent, approval, authorisation, filing or order of, or qualification with, any governmental or regulatory body, agency or court is required for the performance by the Company of its obligations under, or for the consummation of the transactions contemplated by, each of this Agreement or in relation to the issuance of Offered Shares in accordance with this Agreement, except such as may be required by the Registrar of Companies, SEBI, Reserve Bank of India and the Stock Exchanges in connection with the offer of Offered Shares and except such as have been obtained and are in full force and effect or as would not otherwise reasonably be expected to have a Material Adverse Effect.

8.1.25	(i) There has not occurred any material adverse change, in the financial condition or in the business, management or assets of the Company and its Subsidiaries, taken as a whole from April 1, 2014 until the date of the Rights Issue Documents, except as may be disclosed in the Rights Issue Documents; and (ii) since December 31, 2014, there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock.

8.1.26	Except as will be disclosed in the Rights Issue Documents, there are no actions, suits, proceedings, inquiries or investigations, before or brought by any court or governmental agency or body, domestic or foreign, or any arbitration proceeding now pending, against or affecting the Company or any of its Subsidiaries which would reasonably be expected to result in a Material Adverse Effect.

8.1.27	Except as will be disclosed in the Rights Issue Documents and except where it would not result in a Material Adverse Effect: (i) the Company and each of its Subsidiaries have all necessary licenses, consents, authorisations, approvals, orders, certificates and permits to own, lease, license, operate and use their properties and assets and to conduct their respective businesses as conducted as of the date of this Agreement and as of the Allotment Date; (ii) each such governmental licenses, consents, authorisations, approvals, orders, certificates and permits has been duly obtained by the Company or by its Subsidiaries, as applicable, and is held in the name of the Company or such Subsidiary, was validly issued, is in full force and effect; and (iii) there are no proceedings pending, relating to the revocation, modification or non–renewal of any such license, consent, authorization, approval, order, certificate or permit.

8.1.28	Except where it would not result in a Material Adverse Effect, neither the Company nor any of its Subsidiaries is (i) in violation of its respective articles of association, (ii) except as will be disclosed in the Rights Issue Documents, in default (and there has not been any event that has occurred that with the giving of notice or lapse of time or both would constitute a default) in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which the Company or such Subsidiary is a party or by which it may be bound, or to which any of the property or assets of the Company or such Subsidiary is subject, or (iii) except as will be disclosed in the Rights Issue Documents, in violation or default (and there has not been any event that has occurred that with the giving of notice or lapse of time or both would constitute a default) of any Law, judgment, order or decree of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Company or such Subsidiary.

8.1.29	The Company and each of its Subsidiaries own or possess, or can acquire on reasonable terms or are licensed to use, all material patents, patent rights, licenses, inventions, copyrights, know how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks and trade names currently employed by them in connection with the business now operated by them, and neither the Company nor any of its Subsidiaries has received any notice of infringement of, or conflict with, asserted rights of others with respect to any of the foregoing which would result in an unfavourable decision, ruling or finding, which would reasonably be expected to result in a Material Adverse Effect.

8.1.30	Except as will be otherwise disclosed in the Rights Issue Documents: (i) No labour problem, slowdown, work stoppage strike, lockout or dispute with the employees of the Company or any of its Subsidiaries exists; and (ii) the Company is not aware of any existing labour disturbances by the employees of the Company’s principal customers, suppliers, contractors or subcontractors; in each case which would reasonably be expected to result in a Material Adverse Effect. Except as will be disclosed in the Rights Issue Documents, the Company is not aware of any director or key managerial personnel of the Issuer who plans to terminate their position or employment with the Company and / or any of its Subsidiaries, except to the extent such termination either singly or together with other such terminations, would not reasonably be expected to result in a Material Adverse Effect. Except as will be disclosed in the Letter of Offer, there are no amounts owing or promised to any present or former directors or key managerial personnel of the Company, other than remuneration accrued or for reimbursement of business expenses and no directors or key management personnel of the Company have given or have been given notice terminating their employment.

8.1.31	Except as will be disclosed in the Rights Issue Documents, the Company and each of its Subsidiaries has legal, valid and transferable title to all immovable property owned by it that is material to the business or operations of the Company and legal and valid title to all other properties owned by it that is material to the business or operations of the Company, in each case, free and clear from all mortgages, liens, security interests, claims, restrictions or encumbrances, except (a) as will be disclosed in the Rights Issue Documents, or (b) such as do not, singly or in the aggregate, materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company or such Subsidiary; and all of the leases and subleases material to the business of the Company and each of its Subsidiaries under which such properties are held are in full force and effect, and neither the Company nor any of its Subsidiaries have received any notice of any material claim that has been asserted that is adverse to the rights of the Company or any such Subsidiary under any of the leases or subleases mentioned above, or affecting the rights of the Company to the continued possession of the leased or subleased premises under any such lease or sublease, except in each case, to hold such property or have such enforceable lease would not result in a Material Adverse Effect.

8.1.32	Except where it would not result in a Material Adverse Effect, the Company and each of its Subsidiaries are adequately insured against such losses and risks and in such amounts as are customary for the business in which they are engaged.

8.1.33	The Company and each of its Subsidiaries has filed all tax returns, reports and other information which are required to be filed by or with respect to it or has received extensions with respect thereof, except where any delay or omission of such filing would not reasonably be expected to have a Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect, the Company and each of its Subsidiaries have paid all taxes required to be paid it and any other assessment, fine or penalty levied against it, to the extent that any of the foregoing is due and payable, except for any such tax, assessment, fine or penalty that is being contested in good faith.

8.1.34	The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general and specific authorizations; (ii) transactions are recorded as necessary to enable the preparation of financial statements in conformity with accounting principles generally accepted in India (“Indian GAAP”) and to maintain accountability for its assets; (iii) access to assets of the Company and each of its subsidiaries is permitted only in accordance with management’s general or specific authorizations and (iv) the recorded assets of the Company and each of its subsidiaries are compared to existing assets at periodic intervals of time, and appropriate action is taken with respect to any differences. Except as described in the Rights Issue Documents, since the end of the Company’s most recent audited fiscal year, there has been (1) no material weakness in the Company’s internal control over financial reporting (whether or not remediated) and (2) no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

8.1.35	All transactions and loans, liability or obligation between the Company on the one hand and (i) entities that Control or are Controlled by, or are under common Control with, the Company, (ii) entities over which the Company has a significant influence or which has a significant influence over the Company, (iii) persons owning an interest in the voting power of the Company that gives them significant influence over the Company, (iv) management personnel having authority and responsibility for planning, directing and Controlling the activities of the Company (including relatives of such management personnel, directors and senior management of the Company) and (v) entities in which a substantial interest in the voting power is owned, directly or indirectly, by any person described in (iii) or (iv) or over which such a person is able to exercise significant influence (including entities owned by directors or major shareholders of the Company and entities that have a member of key management in common with the Company) (x) have been and are, or will be, as the case may be, fair and on terms that are no less favourable to the Company than those that would have been obtained in a comparable transaction by the Company with an unrelated person and (y) will be, adequately disclosed in all material respects in the Rights Issue Documents and (z) are, or will be, as the case may be, to the Company’s knowledge, legally binding obligations of and fully enforceable against the persons enumerated in (i) to (iv) above.

8.1.36	Under the current laws and regulations of India and any political subdivision thereof, all amounts payable with respect to the Offered Shares upon liquidation of the Company and dividends and other distributions declared and payable on the Offered Shares may be paid by the Company to the holder thereof in Indian rupees and, subject to the provisions of the Foreign Exchange Management Act, 1999, as amended, and the regulations and guidelines framed thereunder, and the provisions of the Income Tax Act, 1961, as amended, may be converted into foreign currency and freely transferred out of India without the necessity of obtaining any governmental authorization in India or any political subdivision or taxing authority thereof or therein.

8.1.37	The financial statements of the Company included in the Rights Issue Documents, together with the respective related notes, schedules and annexures thereto, present fairly and truly, in all respects, the financial position of the Company and its subsidiaries as of the date shown and its results of operations and cash flows for the periods shown, and such financial statements have been prepared in accordance with the requirements of the Companies Act and Indian GAAP or the applicable body of generally accepted accounting principles specified therein, applied on a consistent basis throughout the periods involved.

8.1.38	Since the date of the latest financial statements of the Company included in the Rights Issue Documents, except as may be otherwise stated therein including the proposed changes, there has not been (i) any Material Adverse Effect, (ii) any transaction which is material to the Company and its Subsidiaries, taken as a whole, except for transactions entered into in the ordinary course of business, (iii) any liabilities or obligations, direct or contingent, incurred by the Company or its Subsidiaries, which would have a Material Adverse Effect, except for liabilities and obligations incurred in the ordinary course of business, or (iv) any changes in the share capital, or outstanding indebtedness of the Company and its Subsidiaries, taken as a whole, which are material to the Company and its Subsidiaries, taken as a whole nor is there any agreement by the Company or its Material aSubsidiaries to buyback any of their equity shares.

8.1.39	It is not engaged in any trading activities involving commodity contracts or other trading contracts which are not currently traded on a securities or commodities exchange and for which the market value cannot be determined.

8.1.40	The Company will use the net proceeds received by it from the Rights Issue in the manner specified in the Rights Issue Documents, as amended or supplemented.

8.1.41	The Company acknowledges and agrees that (i) the issuance of the Offered Shares to the Underwriters pursuant to this Agreement, is an arm’s–length commercial transaction between the Company, on the one hand, and each of the Underwriters, on the other hand, (ii) in connection with the Rights Issue contemplated hereby and the process leading to such transaction each Underwriter is and has been acting solely as a principal and is not the agent or fiduciary of the Company, or its stockholders, creditors, employees or any other party, (iii) the Underwriters have not assumed or will not assume an advisory or fiduciary responsibility in favour of the Company with respect to the Rights Issue contemplated hereby or the process leading thereto (irrespective of whether any Underwriter has advised or is currently advising the Company on other matters) and the Underwriters have no obligation to the Company with respect to the Issue contemplated hereby except the obligations expressly set forth in this Agreement, (iv) the Underwriters have not provided any legal, accounting, regulatory or tax advice with respect to the Rights Issue contemplated hereby and the Company has consulted its own legal, accounting, regulatory and tax advisors to the extent it deemed appropriate.

8.1.42	As at the date of any amended Rights Issue Document or supplement to a Rights Issue Document prepared by the Company in accordance with the terms of this Agreement, the representations and warranties of the Company contained in this Section 8 will be true and accurate with respect to any Rights Issue Document as so amended or supplemented as if repeated as at such date.

8.1.43	Except as described in the Rights Issue Documents or as would reasonably be expected to result in a Material Adverse Effect, the Company and each of its Subsidiaries (i) are in compliance with any and all applicable foreign, federal, state and local Laws relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) have received all permits, licenses or other approvals required by any applicable Environmental Laws and (iii) are in compliance with all terms and conditions of any such permit, license or approval; there are no pending or, threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non–compliance or violation, investigation or proceedings relating to any Environmental Law against the Company or any of its Subsidiaries.

Except as will be disclosed in the Rights Issue Documents or as would reasonably be expected to result in a Material Adverse Effect, there are no costs or liabilities associated with Environmental Laws (including, without limitation, any capital or operating expenditures required for clean up, closure of properties or compliance with Environmental Laws or any permit, license or approval, any related constraints on operating activities and any contingent liabilities to third parties).

8.1.44	Any statistical and market–related data included in the Rights Documents are based on or derived from sources that the Company believes to be reliable.

8.1.45	The Company is a “foreign issuer” within the meaning of Regulation S under the Securities Act.

8.1.46	Neither the Company, nor any of its Affiliates or any person acting on its or their behalf has engaged or will engage in any “directed selling efforts” (within the meaning of Regulation S) with respect to the Offered Shares being offered and sold outside the United States; and each of the Company, its Affiliates and all persons acting on its or any of their behalf has complied with the offering restrictions requirements of Regulation S in connection with the offering of the Offered Shares outside the United States, except no representation, warranty or agreement is made by the Company in this paragraph with respect to (i) the Underwriters, (ii) any Affiliate of any Underwriter or (iii) any person acting on behalf of any Underwriter.

8.1.47	It is not necessary in connection with the offer, sale and delivery of the Offered Shares outside the United States to the Underwriters to the Underwriters in the manner contemplated by this Agreement to register the Offered Shares under the Securities Act.

8.1.48	None of the Company, its affiliates (as such term is defined in Rule 501 under the Securities Act), or any person acting on its or their behalf has, directly or indirectly, solicited any offer to buy, sold or offered to sell any security which is or would be integrated with the sale of the Offered Shares outside the United States in a manner that would require the Securities to be registered under the Securities Act, except no representation, warranty or agreement is made by the Company in this paragraph with respect to (i) the Underwriters, (ii) any Affiliate of any Underwriter or (iii) any person acting on behalf of any Underwriter.

8.1.49	The operations of the Company and each of its Subsidiaries are and have been conducted at all times, in compliance with applicable financial record keeping and reporting requirements and money laundering statutes in the Republic of India and of all jurisdictions in which the Issuer and each of its Subsidiaries conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its Subsidiaries with respect to Money Laundering Laws is pending and, to the best of the Company’s knowledge, no such actions, suits or proceedings are threatened or contemplated.

8.1.50	Neither the Company, any of its Subsidiaries nor any director, officer or to the knowledge of the Company, any employee or agent associated with or acting on behalf of the Issuer or any of its Subsidiaries, is an individual or entity that is: (i) currently the subject of any sanction administered by the Office of Foreign Assets Control of the United States Department of the Treasury (including the Comprehensive Iran Sanctions, Accountability and Divestment Act 2010), any sanctions or measures imposed by the United Nations Security Council, the European Union or Her Majesty’s Treasury, or any sanctions or measures imposed on Syria by the United States or any sanctions or measures imposed or administered by any other relevant sanctions authority (collectively, the “Sanctions”) or (ii) located, organized or resident in a country or territory that is the subject of such Sanctions (including, without limitation, Burma/Myanmar, the Crimea region, Cuba, Iran, North Korea, Sudan and Syria) where its operations are in violation of such Sanctions and the Company will not directly or indirectly use all or a part of the proceeds of the issue of the Offered Shares and Offered ADSs or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person, to fund activities of or business with any person, or in any country or territory, that, at the time of such funding, is the subject of any Sanctions, or in a manner that would otherwise cause any person (including any person in or facilitating the offering of any Offered Shares and/or Offered ADSs, whether as underwriter, adviser or otherwise) to violate any Sanctions.

8.1.51	Neither the Company, any of its Subsidiaries nor any director, officer, or to the knowledge of the Company, any agent, employee or other person acting on behalf of the Company or any of its Subsidiaries, is aware of or has taken any action, directly or indirectly, in connection with the operation of the business, that would result in a violation by such persons of: (i) the United States Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, (ii) the United Kingdom Bribery Act 2010, or (iii) any other applicable anti-bribery or anti-corruption law or regulation, in any jurisdiction in which the Issuer or any of its Subsidiaries operate (together, the “Relevant Laws”). The Company and each of its Subsidiaries have conducted their businesses in compliance with the Relevant Laws and have instituted and maintain policies and procedures designed to ensure continued compliance with, and prevent violation of the Relevant Laws by the Issuer or any of its Subsidiaries, and each have internal controls to monitor and prevent the above.

8.1.52	The Company shall not make any further issue of capital in any manner by way of issue of bonus shares, preferential allotment, rights issue, public issue or otherwise, during the period commencing from the filing of the Letter of Offer with the Stock Exchanges until the Offered Shares have been listed or application money is refunded on account of non-listing or under-subscription, except as will be disclosed in the Letter of Offer.

8.1.53	The Company has obtained authority for the Rights Issue vide a board resolutions dated January 27, 2015 and March 25, 2015 and a resolution of the shareholders dated March 5, 2015.

9.	UNDERTAKINGS BY THE COMPANY

9.1	Until the Allotment Date, the Company will immediately notify the Underwriters (i) of any material filing made by the Company of information relating to the Rights Issue or any material communications with any securities exchange or any other regulatory body in any other jurisdiction or (ii) if anything occurs which would render untrue or incorrect in any respect any of the representations and warranties contained in Section 8 hereof, or (iii) if any event shall occur or condition shall exist as a result of which it is necessary to amend or supplement the Rights Issue Documents in order that the Rights Issue Documents will not include any untrue statements of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading, in light of the circumstances existing at the time it is delivered to a prospective purchaser or Applicant. If the Underwriters are so notified or become aware of any such filing, communication, occurrence or event, as the case may be, the Underwriters in consultation with the Company, may agree to allow the issuance of the Offered Shares pursuant to the Rights Issue to proceed on the basis of the Rights Issue Documents subject, if the Underwriters so request, to the publication of amended or supplementary Rights Issue Documents at the expense of the Company.

Subject to the foregoing, the Company will prepare such amendment or supplement as may be necessary to correct such representation, warranty, statement or omission, and the Company will promptly take such steps as may be reasonably requested by the Underwriters to remedy and/or publicize the same and furnish at the expense of the Company to the Underwriters such number of copies of such amendment or supplement as the Underwriters reasonably may request. The Company represents and agrees that, unless it obtains the prior consent of the Underwriters, it has not made and will not make any offer relating to the Offered Shares by means of any other instrument, document or other written communication (other than the Rights Issue Documents).

9.2	Subsequent to the execution and delivery of this Agreement, with respect to any development after the date of the Letter of Offer (whether or not such development pertains to matters existing prior to the date of the Letter of Offer), the Company will provide the Underwriters with any necessary reports, documents, papers or information for completion of their due diligence, as may be required by the Underwriters, to the satisfaction of the Underwriters.

9.3	The Company will advise the Underwriters promptly of any proposal to amend or supplement the Rights Issue Documents and will not effect such amendment or supplement without the consent of the Underwriters; provided that the Company shall not be precluded from discharging any obligation arising under law or as a result of any ruling, decree or other order of any judicial or administrative body. The consent of the Underwriters of any such amendment or supplement, shall constitute a waiver of any of the conditions set forth in Section 6 hereof or waiver of termination rights.

9.4	The Company shall obtain in–principle approvals for listing the Offered Shares offered in the Rights Issue on or prior to date of filing of the Letter of Offer with the Stock Exchanges.

9.5	The Company shall pay (or, in compliance with all applicable Laws, procure payment of), promptly upon the same becoming due, any fees, stamp, registration or other taxes and duties, including interest and penalties, payable on or in connection with the issue of the Offered Shares, including the payment of service tax, as per the prevailing rates and/or any other similar taxes levied in future on payment of the fee payable to the Underwriters under the terms of this Agreement and the same shall be invoiced together with such fee.

9.6	In case of devolvement on the Underwriters, in excess of 40% of the total number of Offered Shares in accordance with and subject to the terms and conditions of this Agreement, the entire shareholding of the Promoters would be subject to lock up of 90 days from the date of listing of the Offered Shares. Such lock up shall not apply to (i) any Offered Shares that the Promoters may subscribe to in addition to their full rights entitlement of Offered Shares; and (ii) any pledge given to secure any loans granted to the Promoters or the Company.

9.7	The Company shall not, without the prior written consent of the Lead Managers, for a period of 90 days from the date of listing of the Offered Shares, issue any Ordinary Shares or ‘A’ Ordinary Shares or any securities convertible into or exercisable or exchangeable for Ordinary Shares or ‘A’ Ordinary Shares or publicly announce any intention to do so during the aforesaid period. However, the Company may, during the aforementioned period, issue securities on account of conversion of financial instruments outstanding as of the date of the Letter of Offer in connection with the Rights Issue.

9.8	Prior to the completion of the offering of the Offered ADSs, the Company will not file any amendment of the Registration Statement or supplement unless the Company has furnished you a copy for your review prior to filing and will not file any such proposed amendment or supplement to which you reasonably object. The Company will promptly advise the Underwriters (i) when any supplement to the Final Prospectus shall have been filed (if required) with the Commission pursuant to Rule 424(b) or the ADS Registration Statement shall have been filed with the Commission, (ii) when, prior to termination of the offering of the Offered ADSs, any amendment to the Registration Statement or the ADS Registration Statement shall have been filed or become effective, (iii) of any request by the Commission or its staff for any amendment of the Registration Statement, the ADS Registration Statement, or for any supplement to the Final Prospectus or for any additional information, (iv) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or the ADS Registration Statement or of any notice objecting to their use or the institution or threatening of any proceeding for that purpose and (v) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Offered ADSs for sale in any jurisdiction or the institution or threatening of any proceeding for such purpose. The Company will use its commercially reasonable efforts to prevent the issuance of any such stop order or the occurrence of any such suspension or objection to the use of the Registration Statement and, upon such issuance, occurrence or notice of objection, to obtain as soon as possible the withdrawal of such stop order or relief from such occurrence or objection, including, if necessary, by filing an amendment to the Registration Statement or the ADS Registration Statement or a new registration statement and using its commercially reasonable efforts to have such amendment or new registration statement declared effective as soon as practicable.

9.9	If any event occurs as a result of which the Disclosure Package would include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein in the light of the circumstances under which they were made or the circumstances then prevailing not misleading, the Company will (i) notify promptly the Underwriters so that any use of the Disclosure Package may cease until it is amended or supplemented; (ii) amend or supplement the Disclosure Package to correct such statement or omission; (iii) use its best efforts to have any amendment to the Disclosure Package or new registration statement declared effective as soon as practicable in order to avoid any disruption in use of the Final Prospectus; and (iv) supply any amendment or supplement to the Underwriters in such quantities as the Underwriters may reasonably request.

9.10	As soon as reasonably practicable, the Company will make generally available to its security holders and to the Underwriters an earnings statement or statements of the Company and its subsidiaries which will satisfy the provisions of Section 11(a) of the Act and Rule 158.

9.11	The Company will furnish to the Underwriters and counsels for the Underwriters, without charge, signed copies of the Registration Statement and the ADS Registration Statement (including exhibits thereto) and, so long as delivery of a prospectus by an Underwriter or dealer may be required (including in circumstances where such requirement may be satisfied pursuant to Rule 172) by the Act, as many copies of each Preliminary Prospectus, the Final Prospectus and each Issuer Free Writing Prospectus and any supplement thereto as the Underwriters may reasonably request. The Company will pay the expenses of printing or other production of all documents relating to the offering.

9.12	Prior to the completion of the offering of the Offered ADSs, the Company will not take, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in, under the Exchange Act or otherwise, stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Offered Shares or the Offered ADSs.

9.13	The Company agrees that, unless it has or shall have obtained the prior written consent of the Underwriters, and each Underwriter, severally and not jointly, agrees with the Company that, unless it has or shall have obtained, as the case may be, the prior written consent of the Company, it has not made and will not make any offer relating to the Offered ADSs that would constitute an Issuer Free Writing Prospectus or that would otherwise constitute a “free writing prospectus” (as defined in Rule 405) required to be filed by the Company with the Commission or retained by the Company under Rule 433; provided that the prior written consent of the parties hereto shall be deemed to have been given in respect of any Free Writing Prospectus included in Schedule C hereto. Any such free writing prospectus consented to by the Underwriters or the Company is hereinafter referred to as a “Permitted Free Writing Prospectus.” The Company agrees that (x) it has treated and will treat, as the case may be, each Permitted Free Writing Prospectus as an Issuer Free Writing Prospectus and (y) it has complied and will comply, as the case may be, with the requirements of Rules 164 and 433 applicable to any Permitted Free Writing Prospectus, including in respect of timely filing with the Commission, legending and record keeping.

9.14	The Company will use the net proceeds received by it from the issue of the Offered Shares and Offered ADSs in the manner specified in the section entitled “Use of Proceeds” in the Disclosure Package and the Final Prospectus.

10.	UNDERWRITERS’ REPRESENTATIONS, WARRANTIES, DECLARATIONS, COVENANTS, UNDERTAKINGS AND AGREEMENTS

10.1	Each Underwriter hereby, severally and not jointly, makes the following acknowledgments, representations, warranties, declarations, covenants, undertakings and agreements to the Company, as of the date of this Agreement:

10.1.1	it satisfies the net worth capital adequacy requirements specified under the SEBI (Underwriters) Regulations 1993, as amended or clarified from time to time, or by–laws of the stock exchange of which such Underwriter is a member and that it is competent to undertake the underwriting obligations mentioned herein and the Underwriter shall deliver to the Company a self certified copy of its latest net worth certificate;

10.1.2	it is eligible to act as an underwriter in accordance with the SEBI (Underwriters) Regulations 1993, as amended or clarified from time to time or the SEBI (Stock–brokers and Sub–brokers) Regulations, 1992, as amended or clarified from time to time, and such certificate is valid and in existence and that it is entitled to carry on business as an underwriter under the Securities and Exchange Board of India Act, 1992, as amended;

10.1.3	it consents to being named as an Underwriter in the Rights Issue Documents; and

10.1.4	it has not and shall not directly or indirectly, including through an Affiliate, enter into any sub-underwriting procurement, placement, subscription (or similar) arrangement with any person in respect of its Underwriting Commitment;

10.1.5	it shall not, without the Company’s prior consent, sell any of the Devolved Shares other than on the Stock Exchanges;

10.1.6	with respect to offers and sales of the Offered Shares outside the United States, each Underwriter agrees that:

(a)	understands that no action has been taken or will be taken in any jurisdiction by the Company that would permit a public offering of the Offered Shares, or possession or distribution of the Rights Issue Documents or any other offering or publicity material relating to the Offered Shares, in any jurisdiction where action for that purposes is required;

(b)	it has complied and will comply with all applicable laws and regulations in each jurisdiction in which it acquires, offers, sells or delivers the Offered Shares or distributes the Rights Issue Documents or such other offering or publicity material, in all cases at its own expense;

(c)	it has not used, authorised use of, referred to, distributed or participated in the planning for use of, and will not use, authorize use of, refer to, distribute or participate in the planning for use of, any written communication that constitutes an offer to sell or the solicitation of an offer to buy the Offered Shares other than: (i) the Rights Issue Documents, (ii) any written communication that contains either (A) no “issuer information” (as defined in Rule 433(h)(2) under the Securities Act) or (B) “issuer information” that was included in the Rights Issue Documents, (x) any written communication relating to or that contains the terms of the Offered Shares and/or other information that was included in the Rights Issue Documents, or (z) any written communication prepared by such Standby Purchaser and approved by the Company in advance in writing;

10.1.7	except as otherwise contemplated in this Agreement, it shall not, for its own account or in connection with its Underwriter’s Commitment, during the period from the date of this Agreement until the Allotment Date, directly or indirectly, enter into any hedge, short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any Ordinary Shares, the ‘A’ Ordinary Shares, the ADSs, rights relating thereto, or any other securities of the Company, or with respect to any security that includes, relates to, or derives any significant part of its value from such securities, including the S&P BSE Auto Index and the CNX Auto Index, whether such transactions take place over the counter, in cash, on the Stock Exchanges, on the NYSE or otherwise. The foregoing restriction is expressly agreed to preclude the Underwriters from engaging in any hedging or similar transaction which is designed to or which reasonably could be expected to lead to or result in a movement in the price of, or affect the demand for, the Company’s securities; and

10.1.8	this Agreement has been duly authorised, executed and delivered by, and is a valid and legally binding obligation of, such Underwriter, enforceable against such Underwriter in accordance with its terms.

11.	INDEMNITY

11.1	The Company agrees to indemnify and hold harmless each Underwriter, its Affiliates, their respective directors, officers, employees and agents and each person who Controls such Underwriter as follows:

11.1.1	against any and all loss, liability, claim, damage, costs, charge and expense, including without limitation, any legal or other expenses reasonably incurred in connection with investigating, defending, disputing or preparing such claim or action, whatsoever, as incurred, arising out of or based upon (i) any untrue statement or alleged untrue statement of a material fact contained in any of the Letter of Offer (or any amendment or supplement thereto) or the omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; or (ii) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement relating to the Offered ADSs as originally filed or in any amendment thereof, or in any Issuer Free Writing Prospectus, or in any amendment thereof or supplement thereto or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein not misleading;

11.1.2	against any and all loss, liability, claim, damage and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any governmental agency or body, commenced, or of any claim whatsoever arising out of or based upon (i) any such untrue statement or omission or any such alleged untrue statement or omission; provided that (subject to Section 11.4 hereof) any such settlement is effected with the written consent of the Company; or (ii) any breach of the representations, warranties or covenants contained in this Agreement; provided that (subject to Section 11.4 hereof) any such settlement is effected with the written consent of the Company; and

11.1.3	against any and all expense whatsoever, as incurred (including reasonable fees and disbursements of counsel chosen by the Underwriter as the case may be), reasonably incurred in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever arising out of or based upon (i) any such untrue statement or omission or any such alleged untrue statement or omission; to the extent that any such expense is not paid under Section 11.1.1 or 11.1.2 hereof; or (ii) any breach of the representations, warranties or covenants contained in this Agreement; to the extent that any such expense is not paid under Section 11.1.1 or 11.1.2 hereof;

provided, however, that this indemnity agreement shall not apply to any loss, liability, claim, damage or expense to the extent arising out of any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished to the Company by the Underwriter expressly for use in the Rights Issue Documents (or any amendment thereto). The Company acknowledges that the legal name, SEBI registration number and contact details of the Underwriter constitutes the only information furnished in writing to the Company by the Underwriter expressly for use in the Rights Issue Documents. This indemnity agreement will be in addition to any liability which the Company may otherwise have pursuant to applicable law.

11.2	Each Underwriter agrees, to indemnify and hold harmless the Company and its Affiliates, and their respective directors and officers, to the same extent as the foregoing indemnity from the Company to the Underwriter, but only with reference to information relating to the Underwriter furnished to the Company in writing by the Underwriter in writing expressly for use in any of the Rights Issue Documents, or any amendments or supplements thereto, it being understood and agreed by the Company that the only such information provided by the Underwriter to the Company is the name, SEBI registration number and contact details of the Underwriter. Provided further that in no event shall the liability of each Underwriter under this Clause 11.2 exceed the fees received by it under the terms of the Underwriting Agreement.

11.3	In case any proceeding (including any governmental or regulatory investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to Sections 11.1 or 11.2 hereof such person (the “Indemnified Party”) shall promptly notify the person against whom such indemnity may be sought (the “Indemnifying Party”) in writing (provided that the failure to notify the Indemnifying Party shall not relieve it from any liability that it may have under this Section 11 except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defences) by such failure; and provided further that the failure to notify the Indemnifying Party shall not relive it from any liability that it may have to an Indemnified Party otherwise than under this Section 11.3) and the Indemnifying Party, upon request of the Indemnified Party, shall retain counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party and any others the Indemnifying Party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed in writing to the retention of such counsel; (ii) the Indemnifying Party has failed within a reasonable time to retain counsel reasonably satisfactory to the Indemnified Party; (iii) the Indemnified Party shall have reasonably concluded that there may be legal defences available to it that are different from or in addition to those available to the Indemnifying Party; or (iv) the named parties to any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the Indemnifying Party shall not, in respect of the legal expenses of any Indemnified Party in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all such Indemnified Parties and that all such fees and expenses shall be reimbursed as they are incurred. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the Indemnifying Party agrees to indemnify the Indemnified Party from and against any loss or liability by reason of such settlement or judgment.

11.4	To the extent the indemnification provided for in Sections 11.1 or 11.2 is unavailable to an Indemnified Party or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each Indemnifying Party under such paragraph, in lieu of indemnifying such Indemnified Party thereunder shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Underwriters on the other from the Rights Issue. If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law, then each Indemnifying Party shall contribute to such amount paid or payable by such Indemnified Party in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company on the one hand and the Underwriters on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Underwriters on the other shall be deemed to be in the same proportion as the total net proceeds from the offering of the Offered Shares purchased under this Agreement (before deducting expenses) received by the Company bear to the total underwriting fees received by the Underwriters with respect to the Offered Shares purchased under this Agreement as set forth in this Agreement. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company on the one hand or the Underwriters on the other and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and the Underwriters agree that it would not be just and equitable if contributions pursuant to this subsection 11.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above in this subsection 11.4. The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this subsection 11.4 shall be deemed to include any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this subsection 11.4, the Underwriter shall not be required to contribute any amount in excess of the amount by which the total price at which the Issue Shares underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which the Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

11.5	No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such proceeding.

11.6	The remedies provided for in this Section 11 are not exclusive and shall not limit any rights or remedies that may otherwise be available to any Indemnified Party at law or in equity.

11.7	The indemnity provisions contained in this Section 11 and the representations warranties and other statements of the Company contained in this Agreement shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by or on behalf of the Underwriter or any person controlling the Underwriter or by or on behalf of the Company, its respective officers or directors or any person controlling the Company and (iii) acceptance of and payment for any of the Issue Shares.

12.	TERMINATION

12.1	This Agreement shall be subject to termination by notice in writing given by any Underwriter to the Company:

12.1.1	at any time after the execution and delivery of this Agreement, if the Assured Subscription is not met within the time-limits specified in this Agreement.

12.1.2	if any of the conditions set out in Section 6 of this Agreement are not fulfilled within the time prescribed for such fulfilment of such condition in Section 6.

12.2	Notwithstanding anything contained in Section 12.1, this Agreement shall be subject to termination by notice in writing given by any of the Underwriters to the Company, if subsequent to the execution and delivery of this Agreement, and prior to the Allotment Date:

12.2.1	Allotment of Offered Shares to the Promoter to the extent of the Assured Subscription is not approved in terms of the basis of Allotment approved by the Designated Stock Exchange;

12.2.2	there has occurred a material adverse change in the financial markets in India or United States or any outbreak of hostilities or escalation thereof affecting India or United States, or any change or development involving a prospective change in financial or economic conditions in India or in the United States, in each case the effect of which is, in the judgment of such Underwriter, so material and adverse as to make it impracticable to proceed with the Rights Issue;

12.2.3	all corporate and regulatory approvals required to be obtained by the Company for the Rights Issue prior to the Allotment Date, have not been obtained by the Company as of the dates on which such corporate and regulatory approvals are required to be obtained;

12.2.4	a banking moratorium has been declared by either Indian, United States or New York authorities; or

12.2.5	there shall have occurred a regulatory change, (including, but not limited to, a change in the regulatory environment in which the Company and its subsidiaries operate or a change in the regulations and guidelines governing the terms of the Rights Issue) or an order or directive from SEBI, ROC, BSE, NSE, NYSE or any other governmental, regulatory or judicial authority pertaining to the securities market(s) that, makes it, in the reasonable judgment of such Underwriters acting in good faith, impossible or the Company ineligible to proceed with the Issue.

12.3	Notwithstanding anything contained in Section 12.1, this Agreement shall be subject to termination by notice in writing given by any of the Underwriters to the Company, if the Company fails to fulfil its obligations in terms of Section 7.6 within the time prescribed for such fulfilment in terms of the SEBI Regulations.

12.4	Upon termination of this Agreement in accordance with this Section 12, the Parties to this Agreement shall (except for any liability arising before or in relation to such termination and except as otherwise provided herein) be released and discharged form their respective obligations under or pursuant to this Agreement.

12.5	The provisions of Sections 5, 7, 8, 11, this Section 12.5, 13, 15, 16, 17, 18, 19 and 20 hereof, and other statements of the Company or its officers and of the Underwriter set forth in or made pursuant to this Agreement shall survive the termination of this Agreement pursuant to this Section 12, regardless of any investigation made by or on behalf of any Underwriter, the Company and will survive delivery of and payment for the Offered Shares.

12.6	No Underwriter shall be liable for the acts and omissions of any other Underwriter. In the event that any Underwriter terminates this Agreement pursuant to this Section 12, such termination shall not affect the rights and obligations of the Company or the other Underwriters.

13.	NOTICES

13.1	Any notice or other communication given pursuant to this Agreement must be in writing and (a) delivered personally, (b) sent by telefacsimile or other similar facsimile transmission, (c) or sent by registered mail, postage prepaid, address of the Party specified in the recitals to this Agreement, or to such fax number as may be designated in writing by such Party. All notices and other communications required or permitted under this Agreement that are addressed as provided in this Section 13 will (x) if delivered personally or by overnight courier, be deemed given upon delivery; (y) if delivered by telefacsimile or similar facsimile transmission, be deemed given when electronically confirmed; and (z) if sent by registered mail, be deemed given when received.

If to the Company:

TATA MOTORS LIMITED

Bombay House

24 Homi Mody Street

Mumbai 400 001

Fax: +91 (22) 6665 7799/ +91 (22) 6665 7788

Attention: Mr. H. K. Sethna/ Mr. Vijay B Somaiya

If to the Underwriters:

If to:

CITIGROUP GLOBAL MARKETS INDIA PRIVATE LIMITED

1202, 12th Floor

First India Financial Centre

G-Block, Bandra Kurla Complex, Bandra East

Mumbai 400 051

Attention: Mr. Abhinav Lamba

Fax no.: +91 (22) 6175 9961

If to:

CREDIT SUISSE SECURITIES INDIA PRIVATE LIMITED

9th Floor, Ceejay House

Plot F, Shivsagar Estate

Dr. Annie Besant Road, Worli

Mumbai 400 018

Fax: (+91 22) 6777 3820

Attention: Rana Rajan

If to:

DSP MERRILL LYNCH LIMITED

8th Floor

Express Towers

Nariman Point

Mumbai 400021

Fax: +91 (22) 2204 8518

Attention: Sohit P. Kapoor

If to:

HSBC SECURITIES AND CAPITAL MARKETS (INDIA) PRIVATE LIMITED

52/60 Mahatma Gandhi Marg

Fort

Mumbai 400 001

Fax: +91 (22) 4914 6215

Attention: Mr. Sanjay Bajaj

If to:

ICICI SECURITIES LIMITED

ICICI Centre

H.T. Parekh Marg, Churchgate

Mumbai 400 020

Fax: +91 (22) 2282 6580

Attention: Mr. Pranjal Srivastava

If to:

J.P. MORGAN INDIA PRIVATE LIMITED

J.P. Morgan Tower,

Kalina, Off C.S.T. Road,

Santacruz (East),

Mumbai 400 098

Fax: +91 (22) 6157 3911

Attention: Mr. Vinay Menon

If to:

KOTAK MAHINDRA CAPITAL COMPANY LIMITED

27 BKC, Bandra Kurla Complex

Bandra (E)

Mumbai 400 021

Fax: +91 (22) 6713 2447

Attention: Ajay Vaidya

If to:

SBI CAPITAL MARKETS LIMITED

202, Maker Tower E

Cuffe Parade

Mumbai 400 005

Fax: +91 (22) 22188332

Attention: Mr. Avinash Kulkarni

14.	TIME OF ESSENCE

14.1	The Parties hereto agree that time shall be of the essence in respect of the performance by the Company and the Underwriter of their respective duties, obligations and responsibilities under or pursuant to this Agreement.

15.	GOVERNING LAW AND JURISDICTION

15.1	This Agreement shall be governed by and construed in accordance with the laws of the Republic of India. Subject to Section 16 hereof, courts in Mumbai shall have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement, or the breach, termination or validity thereof.

16.	ARBITRATION

16.1	The Parties agree to negotiate in good faith to resolve any dispute, difference or claim among the Parties arising out of or in connection with this Agreement, including the construction, validity, execution, performance, termination or breach hereof. Only if the Parties fail to resolve the dispute within 30 days by amicable arrangement and compromise, such dispute may be resolved by the arbitration proceedings referred to in this Section 16.

16.2	Save as provided in Section 16.3 below, any dispute, controversy, or claim arising out of or in connection with this Agreement, including any question regarding its existence, validity, interpretation, implementation or termination, or the legal relationships established by this Agreement (“Dispute”), shall be referred to and finally resolved by arbitration. The number of arbitrators shall be three (3). The applicable rules shall be the LCIA India Arbitration Rules as modified from time to time (the “Rules”), which Rules are deemed to be incorporated by reference into this paragraph provided that in the event of conflict between the Rules and this Section 16.2, the latter shall prevail. The Underwriters (acting jointly) shall appoint one arbitrator and the Company shall appoint the second arbitrator and the third arbitrator shall be appointed by the LCIA Court in accordance with the Rules. The seat, or legal place, of arbitration shall be Mumbai, India. The language to be used in the arbitral proceedings shall be English. The award shall be final and binding on the parties. A person who is not a party to this Agreement shall have no right to enforce any of its terms. The arbitration shall be governed by the Arbitration and Conciliation Act, 1996, as amended (the “Arbitration Act”), and the procedure to be followed shall be as laid out in the Arbitration Act. Each party shall bear the cost of preparing and presenting its case, and the cost of arbitration, including fees and expenses of the arbitrators, shall be shared equally by the parties, unless the award otherwise provides. The arbitration tribunal shall use its best efforts to produce a final and binding award or awards within six months of the appointment of the Chairman. The Parties shall use their commercial reasonable efforts to assist the tribunal to achieve this objective, and the Parties agree that this six month period shall only be extended in exceptional circumstances, which are to be determined by the tribunal in its absolute discretion.

16.3	Nothing in this Section shall be construed as preventing any Party from seeking conservatory or similar interim relief in any court of competent jurisdiction.

16.4	Any reference made to the arbitration tribunal under this Agreement shall not affect the performance of terms, other than the terms related to the matter under arbitration, by Parties under this Agreement.

17.	AMENDMENT

17.1	No amendment, supplement, modification or clarification to this Agreement shall be valid or binding unless set forth in writing and duly executed by all the Parties to this Agreement.

18.	SEVERABILITY

18.1	If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or the applicable part of such provision and the remaining part of such provision and all other provisions of this Agreement shall continue to remain in full force and effect.

19.	SUCCESSORS AND ASSIGNMENT

19.1	This Agreement shall be binding on and enure to the benefit of the Parties and their respective successors and permitted assigns. No Party may, without the prior written consent of the other Parties, assign or transfer any of its respective rights or obligations under this Agreement to any other person. Any such person to whom such assignment or transfer has been duly and validly effected shall be referred to as “permitted assigns”.

20.	COUNTERPARTS

20.1	This Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all such counterparts shall constitute one and the same instrument.

21.	ENTIRE AGREEMENT

21.1	This Agreement constitutes the entire agreement among the Parties relating to the subject matter hereof. In case of any inconsistency between this Agreement and any Transaction Documents, this Agreement shall prevail.

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IN WITNESS WHEREOF, this Agreement has been executed by the Parties or their duly authorized signatories the day and year first above written.

SIGNED for and on behalf of
TATA MOTORS LIMITED

/s/ Vijay B Somaiya Name: Vijay B Somaiya	/s/ Hoshang Keki Sethna Hoshang Keki Sethna
Designation: VP & Head (Treasury & Investor Relations)	Company Secretary

IN WITNESS WHEREOF, this Agreement has been executed by the Parties or their duly authorized signatories the day and year first above written.

SIGNED for and on behalf of
CITIGROUP GLOBAL MARKETS INDIA PRIVATE LIMITED

/s/ Mr. Rahul Saraf

Name: Mr. Rahul Saraf

Designation: Managing Director

IN WITNESS WHEREOF, this Agreement has been executed by the Parties or their duly authorized signatories the day and year first above written.

SIGNED for and on behalf of
CREDIT SUISSE SECURITIES INDIA PRIVATE LIMITED

/s/ Sandeep Pangal
Name: Sandeep Pangal
Designation: Managing Director, India Investment
Banking Coverage

/s/ Rana Rajan
Name: Rana Rajan
Designation: Director, Legal & Compliance Department

IN WITNESS WHEREOF, this Agreement has been executed by the Parties or their duly authorized signatories the day and year first above written.

SIGNED for and on behalf of
DSP MERRILL LYNCH LIMITED

/s/ Sohit P. Kapoor

Name: Sohit P. Kapoor

Designation: Director

IN WITNESS WHEREOF, this Agreement has been executed by the Parties or their duly authorized signatories the day and year first above written.

SIGNED for and on behalf of
HSBC SECURITIES AND CAPITAL MARKETS (INDIA) PRIVATE LIMITED

/s/ Gopal Khetan
Name: Gopal Khetan
Designation: Managing Director Investment Banking

/s/ Mayank Sharma
Name: Mayank Sharma
Designation: Associate, Banking

IN WITNESS WHEREOF, this Agreement has been executed by the Parties or their duly authorized signatories the day and year first above written.

SIGNED for and on behalf of
ICICI SECURITIES LIMITED

/s/ Mridul Mehta Name: Mridul Mehta
Designation: Executive Vice President

IN WITNESS WHEREOF, this Agreement has been executed by the Parties or their duly authorized signatories the day and year first above written.

SIGNED for and on behalf of
J.P. MORGAN INDIA PRIVATE LIMITED

/s/ Vinay Menon Name: Vinay Menon
Designation: Managing Director

IN WITNESS WHEREOF, this Agreement has been executed by the Parties or their duly authorized signatories the day and year first above written.

SIGNED for and on behalf of
KOTAK MAHINDRA CAPITAL COMPANY LIMITED

/s/ Niraj Karia

Name: Niraj Karia

Designation: Associate Director

IN WITNESS WHEREOF, this Agreement has been executed by the Parties or their duly authorized signatories the day and year first above written.

SIGNED for and on behalf of
SBI CAPITAL MARKETS LIMITED

/s/ Sunita Kumari

Name: Sunita Kumari

Designation: VP

Schedule A FEES AND EXPENSES

Unless otherwise defined in this Agreement, all capitalised terms have the meaning given to them in the Rights Issue Documents.

1.	Gross Fee

The Company shall pay each Underwriter an Underwriting Fee at such percentage of their respective Underwriting Commitment as stated against the name of such Underwriter in the table below, irrespective of whether any subscription is received or any amount is devolved (with respect to the Devolved Shares). The Underwriting Fee shall be payable within 30 days of the allotment of the Offered Shares.

Underwriter	Underwriter’s Commitments (in Rs. Crores)			Underwriting Fees (%)
	Ordinary Shares	‘A’ Ordinary Shares	Total
Citigroup Global Markets India Private Limited	615	75	690	0.75
Credit Suisse Securities India Private Limited	615	75	690	0.75
DSP Merrill Lynch Limited	615	75	690	0.75
HSBC Securities and Capital Markets (India) Private Limited	615	75	690	0.75
J.P. Morgan India Private Limited	615	75	690	0.75
ICICI Securities Limited	310	40	350	0.50
Kotak Mahindra Capital Company Limited	310	40	350	0.50
SBI Capital Markets Limited	310	40	350	0.50

TOTAL	4,005	495	4,500

2.	Schedule of Payment of Fees

The Company shall pay the fees to the Underwriter within 30 days of the allotment of the Offered Shares.

3.	Expenses

(i)	Whether or not the Rights Issue is consummated, the Company will reimburse the Underwriters for all reasonable expenses actually incurred and documented in connection with the Rights Issue, which will be billed separately as incurred. These expenses will include reasonable outstation travel, boarding and lodging outside the city of domicile for the purpose of road shows connected with the issue, legal fees and expenses of the Underwriters’ counsel. The Company also agrees that it shall bear all expenses relating to the Rights Issue such as accountants’ fees and expenses, advertising, printing, distribution and marketing expenses including broker/ sub broker conferences, press conferences and roadshow expenses, and any other fees and expenses relating to services provided by outside agencies in connection with the Rights Issue.

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(ii)	All actual expenses reasonably incurred and documented by the Underwriters will be reimbursed by the Company in the event of the termination or abandonment of the Rights Issue within seven days of such termination or abandonment. However, in such an event the Underwriters (acting jointly) will raise an invoice for expenses only if there is a shortfall which is not covered by the fees already paid by the Company.

(iii)	The Company will be responsible for payments of the aforesaid expenses in connection with the Rights Issue within 30 days of receipt of invoices reasonably documenting such expenses, which shall be provided by the Underwriters promptly upon the listing of the Offered Shares on the Stock Exchanges.

4.	No Taxes

All amounts payable to the Underwriters are to be made in Indian Rupees and are exclusive of any service tax; value added tax or any other tax of similar nature. Service tax, valued added tax or such similar taxes, as applicable, will be levied on such amounts by the Underwriters. If there is any tax deduction required to be made in accordance with the Indian Income-tax Act, 1961, from the amounts due to the Underwriters, then the company shall make appropriate payments and returns in respect of such taxes and provide the tax deduction certificate for making such deduction to the Underwriters within the time prescribed under the Income-tax Rules, 1962. The Permanent Account Numbers of the Underwriters shall be provided by the Underwriters to the Company.

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Schedule B LOCK-UP LETTER

[Letterhead of the Promoter]

To:

[Name and Address of the Underwriters]

Date: [—], 2015

Ladies and Gentlemen,

Reference is made to the Underwriting Agreement dated March     , 2015 among Tata Motors Limited (the “Company”) and you (the “Underwriting Agreement”). Capitalized terms used in this letter and not specifically defined herein shall have the respective meanings assigned to them in the Underwriting Agreement.

In consideration for your undertakings in the Underwriting Agreement, and more the underwriting obligation having devolved on you, Tata Sons Limited undertakes to and for the benefit of the Underwriter that, in case of devolvement on the Underwriter in excess of 40% of the Offered Shares, it will not, for a period of 90 days from the date of listing of Offered Shares offered in the Rights Issue, without the prior written consent of the Underwriter, (A) directly or indirectly, sell or otherwise transfer or dispose of any Ordinary Shares or ‘A’ Ordinary Shares held by the Promoter as at the date of this letter (the “Locked-in Shares”) or publicly announce an intention with respect to any of the foregoing, (B) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of the Locked-in Shares or publicly announce an intention to enter into any such transaction, whether any such swap or transaction described in clause (A) or (B) hereof is to be settled by delivery of Locked-in Shares in cash or otherwise.

This letter shall be governed by and construed in accordance with the laws of the Republic of India.

Very truly yours,

TATA SONS LIMITED

Authorized Signatory

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Schedule C ISSUER FREE WRITING PROSPECTUS

PART A

Issuer Free Writing Prospectuses Included in the Disclosure Package

None

PART B

Issuer Free Writing Prospectuses Not Included in the Disclosure Package

1.	Any road-show presentation prepared in connection with the Offered Shares; and

2.	Any road-show presentation prepared in connection with the Offered ADSs for use in the United States

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